Exhibit 10.28

Dated the 17th day of October 2007

O2DIESEL EUROPE LIMITED

as Existing Shareholder

and

ENERGENICS HOLDINGS PTE LTD
as New Shareholder

and

O2DIESEL ASIA LIMITED

as Company

SHAREHOLDERS AGREEMENT

EUGENE F. COLLINS,

Solicitors,

Temple Chambers,

3, Burlington Road,

Dublin 4

O28720.1

WATSON, FARLEY & WILLIAMS
Singapore

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY A “*”.

i

THIS AGREEMENT is made the 17th day of October 2007

BETWEEN

(1)                                 O2 DIESEL EUROPE LIMITED, a company registered under the laws of Ireland with company number 327106 and having its registered office at 5 Lapps Quay, Cork (the “Existing Shareholder,” which expression shall include its successors in title and permitted assigns);

(2)                                 ENERGENICS HOLDINGS PTE LTD, a company registered under the laws of Singapore with registration number 200612991G and having its principal place of business at 7 Temasek Boulevard, #04-01A Suntec Tower One, Singapore 038987 (the “New Shareholder,” which expression shall include its successors in title and permitted assigns); and

(3)                                 O2 DIESEL ASIA LIMITED, a company registered under the laws of Ireland with company number 444569 and having its registered office at 3 Burlington Road, Dublin 4 (the “Company,” which expression shall include its successors in title).

WHEREAS:

(A)                              The Company is a limited company which was incorporated in Ireland on 13 August, 2007 under the Companies Acts, 1963 to 2006 and at the date hereof has an authorised share capital of €100,000,000 divided into 100,000,000 Ordinary Shares of €1.00 each (“Ordinary Shares”) of which 100 of the Ordinary Shares have been issued and are fully paid.

(B)                                The Existing Shareholder and O2Diesel Corporation, a company trading on the American Stock Exchange and having its principal place of business at 100 Commerce Drive, Suite 301, Newark, Delaware DE 19713, U.S.A. (the “Departing Shareholder,” which expression shall include its successors in title and permitted assigns) are the legal and beneficial owners of the entire issued share capital of the Company.

(C)                                The Existing Shareholder and the Departing Shareholder have together agreed to transfer 50% of the issued share capital in the Company to the New Shareholder at a total price of USD750,000 (the “Transfer”).

(D)                               The First Schedule contains particulars of the Company as at the date hereof.

(E)                                 The Memorandum and Articles of Association of the Company as at the date hereof are in the form annexed hereto as Annexure A.

(F)                                 The parties hereto have agreed to enter into this Agreement for the purposes of regulating the relationship between the New Shareholder and the Existing Shareholder as the holders of the entire issued and allotted share capital in the Company.

(G)                                The Company has joined in this Agreement for the purposes hereafter appearing.

NOW THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions, agreements and payments hereafter set forth and provided for IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:-

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  In this Agreement and in the Schedules the following words and expressions shall have the following meanings:-

“Affiliate” means, in the case of a body corporate, each of its subsidiaries and holding companies (as such expressions are defined in Section 155 of the Companies Act, 1963) and any subsidiary of any such company, including any companies which become subsidiaries or holding companies after the date hereof;

“Accountants”means Cremin McCarthy O’Connor, of 28 Harcourt Street, Dublin 2;

“Auditors” means any firm of independent international auditors;

“Board” means the Board of Directors of the Company;

“Business” means the entering into of the O2Diesel Europe Licence and the O2Diesel Asia Licence as well as the distribution of royalties received in accordance with this Agreement.

“Business Day” means a full working day in Dublin, Ireland and Singapore, being a day when a day when banks in these cities are open for business and not including Saturday, Sunday or a Bank or Public Holiday;

“Closing” means the consummation of the transaction as contemplated by this Agreement including but not limited to the payment and receipt of all monies from the New Shareholder, the agreement by the parties to the terms of the License Deeds and the execution and delivery of all documents by the parties.

“Control” and “Change of Control” means any event whereby any of the following occurs:-

(a)                                  any person who is not a party to this Agreement or an “Affiliate” of a Shareholder as of the date of this Agreement becomes the beneficial owner, directly or indirectly of 25% or more of the combined voting power of the then shares of such Shareholder except pursuant to a public offering of securities of that Shareholder;

(b)                                 the sale of a Shareholder substantially as an entity (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an Affiliate of that Shareholder as of the date of this Agreement; or

(c)                                  there occurs a merger, consolidation or other reorganization of a Shareholder with a person who is not an Affiliate of that Shareholder as of the date of this Agreement, and in which shareholders of that Shareholder immediately preceding the merger hold less than

50% of the combined voting power for the election of directors of that Shareholder immediately following the merger.

“Competitor” means a person, firm or company engaged in any present business of the Company:-

(a)                                  in the Territory; or

(b)                                 outside the Territory into the Territory;

“Companies Acts” means the Companies Acts, 1963 to 2006 together with all orders and regulations made thereunder or made under the European Communities Acts, 1972 to 2006 and intended to be construed as one with the Companies Acts, 1963 to 2006;

“Completion Date” means the date of execution of this Agreement;

“Confidential Information” means all information, forms, specifications, processes statements, formulae, trade secrets, drawings and data (and copies and extracts made of or from that information and data) concerning:-

(a)                                  the operations and dealings of the Company, the Business, a Shareholder or a Related Company of the Company or a Related Company of a Shareholder;

(b)                                 the organisation, finance, customers, markets, suppliers, intellectual property and know-how of the Company, a Shareholder or a Related Company of the Company or a Related Company of a Shareholder; or

(c)                                  the operations and transactions of a Shareholder concerning the Business and the Shareholder’s shareholding in the Company;

“Deed of Adherence” means a Deed of Adherence in the form set out in the Second Schedule;

“Default Notice” means a notice in the form of the Third Schedule;

“Encumbrance” means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any claim, charge, security, mortgage, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“EURO” and “€” means the lawful currency for the time being of, inter alia, Ireland;

“Fair Value” means, with respect to any Ordinary Shares at any time, the market value of those Ordinary Shares at that time as determined by the Auditors on the basis of the price a willing vendor would expect to receive in respect of the sale of those Ordinary Shares, there being taken into account any rights attaching thereto and not taking into account that the Ordinary Shares may constitute a minority interest.

In the event that (i) any person being party hereto or claiming through such party (being the intending or deemed vendor or the Company) disagrees with such market value of the Shares as determined by the Auditors of the Company or (ii) the Auditors are unprepared to determine such market value, within fourteen (14) days of such determination such person shall have the right to refer the matter to another firm of Auditors agreed between the parties or in default of agreement on the choice of such firm within a period of five (5) days to such firm of Auditors as shall be chosen by the President for the time being of the Institute of Auditors in Ireland who shall be requested to make such appointment within a period of fourteen (14) days of such party referring this matter to him.

The said firm of Auditors so agreed or so determined shall be requested to give their determination of such market value of the shares in the Company within a period of twenty-eight (28) days of their appointment.  In making their determination the firm of Auditors chosen or appointed to determine the value of the Shares shall act as experts and the provisions of the Arbitration Acts 1954 to 1998 shall not apply and their decision shall be binding on the Company and the parties hereto.

The date by reference to which the Fair Value is to be determined is the date of the Transfer Notice, deemed Transfer Notice (as hereafter defined) or Board resolution (as the case may be);

“Financial Year” means the calendar year;

“Holding Company” means a holding company of the Company as defined in Section 155 of the Companies Act, 1963;

“Industry Participant” a customer, supplier or other person involved directly or indirectly in the Business or a person whose personal interests actually or potentially conflict with those of the Company;

“Intellectual Property” means the Intellectual Property as defined in the O2Diesel Asia License, and the O2Diesel Europe License;

“Net Profit” means the Revenue less all necessary, reasonable and prudent provisions and reserves in respect of the costs, taxation and expenses of the Company for the current financial year;

“O2 Diesel Europe Licence” means the Licence Deed dated the date hereof pursuant to which the Intellectual Property is licensed by the Existing Shareholder to the Company;

“O2 Diesel Asia Licence” means the Licence Deed dated the date hereof pursuant to which the Intellectual Property is licensed by the Company to the Departing Shareholder;

“Related Company” has the meaning given to that term in Section 140(5) of the Companies Act, 1990;

“Revenue” means all sums annually received by the Company by way of royalty payments in accordance with and pursuant to the terms of the O2Diesel Asia Licence;

“Shareholders” means the Existing Shareholder and the New Shareholder and any (if any) other holder of Ordinary Shares in the capital of the Company;

“Shares” means the shares of the Company;

“Territory” means all geographic areas detailed or envisaged in either or both of the O2 Diesel Europe Licence and the O2Diesel Asia Licence; and

“Transfer Notice” means the Notice in the form set out in the Fourth Schedule.

1.2                               Interpretation

(a)                                   References to statutory provisions shall be construed as references to those provisions as respectively amended, extended, re-enacted or consolidated (whether before or after the date hereof) from time to time and shall include any provisions of which they are reenactments (whether with or without modification) and shall also include any orders, regulations, instruments or other subordinate legislation made from time to time under those provisions.

(b)                                  Reference to the singular includes reference to the plural and vice versa and reference to the masculine gender includes reference to the feminine and neuter genders and vice versa.

(c)                                   Unless the context otherwise requires, any reference to any clause, sub-clause, paragraph or schedule shall be a reference to the clause, sub-clause, paragraph or schedule of this Agreement in which the reference occurs unless it is indicated that reference to some other provision is intended.

(d)                                  The headings contained in this Agreement and in the Schedules hereto are inserted for convenience of reference only and shall not in any way form part of nor affect nor be taken into account in the construction or interpretation of any provisions of this Agreement or the said Schedules.

(e)                                   The provisions of the Schedules to this Agreement shall form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and the expressions “this Agreement” and “the Agreement” shall be deemed to include the Schedules to this Agreement.

(f)                                     All references to Schedules and Annexures shall be deemed to be references to Schedules and Annexures to this Agreement.

(g)                                  Words such as “hereunder,” “hereto,” hereof’ and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular section, clause or sub-clause thereof.

(h)                                  All reference in this Agreement to costs, charges or expenses include any value added tax or similar tax charged or chargeable in respect thereof.

(i)                                      Words and phrases the definition of which is contained or referred to in the Companies Acts shall be construed as having the meanings thereby attributed to them.

2.                                      OBJECTS/OBLIGATIONS OF THE COMPANY

2.1                                 The Company shall and the Shareholders shall procure that:-

(a)                                   the Company shall carry on the Business in an effective and business-like manner on sound commercial profit-making principles and shall enter all transactions on an arm’s length basis so as to generate the maximum achievable maintainable profits available for distribution;

(b)                                  the Business of the Company shall be controlled by the Board and the Company shall not enter into any contract, arrangement or transaction whereby any of its business would be controlled otherwise than by the Board;

(c)                                   all of the Company’s property and assets of an insurable nature shall be insured to the replacement cost thereof at all times with a well established and reputable insurance office against loss or damage and other normal risks in accordance with good commercial practice normally insured against by companies carrying on a similar business as the Business and the Company shall keep and maintain adequate insurance cover against accidents, third party public liability (including products liability) and other risks normally insured against by other enterprises carrying on a similar business, and the Company shall produce the policies and all endorsements issued in relation thereto for all such insurances to each of the other parties hereto for inspection on demand and duly pay or cause to be paid the premiums and other sums of money payable in respect of all such insurance and if required produce to each of them on demand the receipt for the same;

(d)                                 an annual budget for the Company will be prepared by the Company, at least four weeks prior to the end of each Financial Year;

(e)                                  all rents, rates, taxes, duties and assessments payable by it shall be paid on or before the date any such payments are due; and

(f)            the Accountants shall maintain the books of account and records of the Company.

3.                                      COMPLETION

3.1                               The Existing Shareholder and Departing Shareholder shall produce the relevant consents in respect of the Transfers.

3.2                               Completion of this Agreement shall take place at the offices of Arnold and Porter LLP on the Completion Date.

3.3                               At or before Completion:

(a)                                   The New Shareholder shall execute the stock transfer forms in respect of the Transfer and effect remittance of the agreed amount to the Client Trust Account of Arnold & Porter LLP;

(b)                                  The Company shall convene a meeting of the board at which:

(i)                                     subject to the production of the two duly stamped stock transfer forms in respect of the Transfer, the Transfer is approved by the directors;

(ii)                                  Subject as aforesaid, a new share certificate is issued to each of the New Shareholder and the Existing Shareholder and the original share certificate held by each of the Departing Shareholder and the Existing Shareholder is cancelled ; and

(iii)                               Dave Shipman resigns as a director and Ronen Hazarika is appointed to the Board.

3.4                               The parties shall agree and finalise the terms of the O2Diesel Europe License and the O2Diesel Asia License before Closing.

4.                                      COVENANTS

4.1                               Each of the Shareholders covenant that they shall not, subject to Clause 4.3, directly or indirectly during the period in which they hold Shares in the Company and for the 12 month period after any of them ceases to hold Shares in the Company:-

(a)                                  on their own account;

(b)                                 jointly with or on behalf of any other person, firm or company; or

(c)                                  as an employee, manager, director, shareholder, member, partner, joint venture participant, consultant, or in any other capacity:-

(i)                                     be concerned or interested or employed, manage or operate or participate in the management or operation or marketing of any business anywhere in the Territory which provides goods or services in competition with or which is otherwise substantially similar to the Business;

(ii)                                  canvass or solicit or endeavour to entice away from the Business any present director or employee of the Company provided that none of the Shareholders shall be treated as being in breach of this covenant in the case of employment of or offer of employment to such an employee as a result of public advertisement or where notice of termination has been given by the Company under the relevant person’s contract of employment, or where the relevant person has ceased to be employed by the Company (other than as a result of such person’s resignation within six months prior to such employment or offer of employment);

(iii)                               canvass or solicit or endeavour to entice away or interfere with the custom of any person, firm or company who or which is currently (or who or which has, during the twelve months immediately preceding the date of Completion, been) a customer or client of the Company provided, for the avoidance of doubt, that the following shall not be treated as being in breach of this covenant:-

(A)                          where, so long as it is not solicited to do so, the relevant person, firm or company shall approach a Shareholder or shall have ceased to be such a customer (otherwise than by reason of canvassing or solicitation by any Shareholder); or

(B)                            where the canvassing or solicitation is undertaken by method of general advertising or mail-shots to particular segments (whether defined geographically or otherwise) of the potential market;

(iv)                              canvass or solicit or endeavour to entice away from the Company any supplier to the Company who has supplied goods or services to the Company at any time during the twelve months immediately preceding the date of Completion where such solicitation or enticement materially reduces the suppliers supply of those goods or services to the Company or to procure any other person so to do; or

(v)                                 in the case of the New Shareholder only carry on any business directly or indirectly under the names or under any name which includes the name (or part of the name) “O2Diesel” (or any name likely to be confused therewith).

4.2                               Reasonableness of Restraints.  The Shareholders believe that each of the restraint obligations imposed by Clause 4.1 are reasonable in their extent (as to all of duration, geographical area and restrained conduct) having regard to the interests of the Company and extend no further than is reasonably necessary but if any such restriction or any part thereof shall be found to be void but would be valid if some part thereof were deleted or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

4.3                               Further Exceptions.  The provisions of Clause 4.1 do not prevent, generally, any of the Shareholders from holding directly or indirectly less than 3% of the issued capital of any company where that company may be engaged in a business competitive with the Company.

4.4                                 The New Shareholder shall promptly refer all enquiries relating to the Business of the Company to the Company.

5.                                      COVENANTS CONCERNING THE COMPANY

5.1                               Board of Directors of the Company

(a)                                  The Board of Directors of the Company shall have responsibility for the day-to-day supervision and management of the Company and its business and all decisions of the Board shall be by way of unanimous vote.

(b)                                 The Board shall, following Completion, consist of two members, made up of one director appointed by each of the Existing Shareholder and the New Shareholder.

(c)                                  The maximum number of directors holding office shall be two unless the Board resolves otherwise.

(d)                                 No director of the Company shall be entitled to be paid any fees in respect of his position as a director.

(e)                                  The position of Chairman of the Board shall be held by one of the two directors.  The position of Chairman shall be held in alternate meetings by an Existing Shareholder director or by the New Shareholder director.  The Chairman shall not have a casting vote in the event of an equality of votes.

(f)                                    Each director of the Company shall be entitled to appoint an alternate director to attend any meetings of the Board and to carry out any of the functions of the director for whom he is an alternate and the appointment of any such alternate director shall be made in accordance with the Articles of Association of the Company (namely, that any such alternate director must be approved by the Board).

(g)                                 At least two meetings of the Board of directors shall be held in each calendar year and not more than six months shall elapse between one meeting and the next, such meetings to be held in accordance with an agenda which shall include all relevant items as any of the directors may request and which shall be circulated, together with the notice of the meeting, by the secretary of the Company.

(h)                                 The quorum of directors required for the transaction of business of the directors at meetings of the Board shall be two directors provided always that at least one nominee of each of the New and the Existing Shareholder is counted in that number provided however that if after the expiration of one hour after the time fixed for the Board meeting the requisite quorum is not present the meeting shall stand adjourned to the same time and place on a day at least seven days after the first meeting was to be held and if at such adjourned meeting the requisite quorum of directors is not present within thirty minutes of the time fixed for the meeting the meeting shall proceed with such director or directors as are then present who shall (provided they number at least two) be deemed to constitute a quorum.

(i)                                     All decisions of the Board shall require unanimous approval.

(j)                                     None of the provisions of this Clause 5.1 above that would constitute an unlawful fetter on the Company’s statutory powers shall be enforceable against the Company.

5.2                               Shareholders’ Meetings

(a)                                   Voting.  Subject to the provisions of the Companies Acts, all decisions of the Shareholders in a general meeting shall be made by unanimous vote.

(b)           Quorum.  The quorum for general meetings of the Company shall be two shareholders present in person or by proxy.  If within half-an-hour from the time appointed for the meeting a quorum is not present, the meeting will stand adjourned to the same day in the next week, at the same time and place, or to such other day and such other time and place as the Board may determine, and if at the adjourned meeting a quorum is not present within half-an-hour from the time appointed for the meeting the members present in person (so long as there is at least one) and by proxy shall be a quorum.

(c)           Companies Acts and Articles of Association.  Save as provided in this Clause 5.2, the Companies Acts and the Articles of Association shall govern the matters relating to general meetings of the Company.

5.3          Disposal or Charging of Shares.  None of the Shareholders shall, except with the prior written consent of all the other Shareholders, create or permit to subsist any Encumbrance over or dispose of any interest in all or any of the Ordinary Shares held by it otherwise (in the case of a disposal) than by transfer of such Ordinary Shares in accordance with the provisions of Section 7 below.

5.4          Deadlock.  Where a matter relating to the affairs of the Company has been considered either in a Board meeting or in a general meeting of the Company and no resolution has been carried at such meeting in relation to the matter by reason of an equality of votes for and against any proposal for dealing with it, then the parties hereto agree to invoke the procedures set out in Clause 17 hereto.

6.             ISSUE OF SHARES

6.1          New issues of Ordinary Shares.  On it being decided to make an allotment of Shares (by majority decision of the Board), all unissued Shares (whether in the original or any increase in capital) shall first be offered to the Shareholders in the proportion to the nominal value of the existing Shares held by them.

6.2          Allotment in default of taking up of entitlement.  In the event that any Shareholder fails to take the whole or any part of its entitlement within the period specified in the allotment letter, the Shares not so taken up shall be offered to the other Shareholder(s) who took up the entire of their entitlements pro rata to their existing shareholdings and in the event of such other Shareholder(s) not taking up the whole or any part of their further entitlements within 14 days of such further offer being made then the Board shall be entitled to offer any remaining shares to a third party at the same price as they were offered to the Shareholders.

6.3          Adherence by any subsequent shareholder.  Before any shares are issued to a person who is not already party to this Agreement, such person shall be required to execute and deliver to the Company a Deed of Adherence in the form set out in the Second Schedule whereby that person agrees to be bound by this Agreement as if he had been party to it.

7.             TRANSFER OF SHARES

7.1          Transfers generally.  Without prejudice to the provisions of Clause 10, neither Shareholder shall be entitled to voluntarily transfer its Shares for a period of 2 years from the date hereof.

7.2           Subject to the remaining clauses of this Section 7, if and whenever a Shareholder wishes to sell his Shares, the following provisions apply:-

(a)           Transfer Notice.  If any Shareholder of the Company desires to transfer any Shares (referred to in this Clause as the “Vendor”) he shall give to the Company notice in writing (the “Transfer Notice”) specifying; (a) the number of Ordinary Shares he wishes to sell (the “Specified Shares”); (b) a specified price for the Specified Shares (the “Specified Price”); and (c) the identity of the bona fide unrelated third party who has made an offer to purchase the Specified Shares at the Specified Price conditional only upon any pre-emption rights of the other Shareholder being waived or exhausted and any regulatory approval that may be required by law for completion of the purchase having been obtained.

(b)           Company to be Vendor’s Agent.  The Vendor shall at the same time deposit with the Company the share certificate(s) in respect of the Specified Shares.  Any such Transfer Notice shall constitute the Company as agent of the Vendor for the sale of the Specified Shares to the other at that Specified Price.  A Transfer Notice may contain a provision that unless all the Shares comprised therein are sold by the Company pursuant to this Clause, none shall be so sold and any such provision shall be binding on the Company.

(c)           Board discretion on receipt of Transfer Notice.  Forthwith upon the receipt by the Company of the Transfer Notice the directors shall forthwith by notice in writing inform the other shareholder of the number of Specified Shares and of the Specified Price and invite such shareholder to apply in writing to the Company to purchase within 30 days of the date of despatch of the notice (which date shall be specified therein) the Specified Shares at the Specified Price.  Any such application shall be irrevocable.

(d)           Sale and purchase formalities.  In the event the other Shareholder applies to purchase the Specified Shares pursuant to Clause 7.2(c) above, the Vendor shall be bound to transfer the shares comprised in a Transfer Notice to the other Shareholder at the time and place specified by the Board and if he shall fail to do so the Chairman of the Board or some other person appointed by the directors for the purpose shall be deemed to have been appointed attorney of the Vendor with full power to execute, complete and deliver, in the name and on behalf of the Vendor transfers of such Specified Shares as aforesaid to the other Shareholder against payment to the Vendor in respect of the Specified Shares.

(e)           Power to sell where pre-emption right declined.  If the directors do not dispose of the shares comprised in any Transfer Notice in accordance with the foregoing provisions of this Clause , they shall notify the Vendor forthwith and during the period of 120 days next following the despatch of such notice the Vendor shall be at liberty to transfer the

Specified Shares to the party identified in the Transfer Notice at any price not being less than the Specified Price.

7.3          No concealment of true ownership

(a)           No share or any interest in any Share shall be held by any Shareholder as a bare nominee for or sold or disposed of to any person.

(b)           If Clause 7.2(a) is infringed the holder of such Share shall, if the Board so resolves be deemed to have served a Transfer Notice in respect thereof, with a Specified Price per Share equivalent to the original price paid for each such Share.

7.4          Adherence by a Transferee.  A Shareholder may not conclude an agreement to transfer any Shares to a transferee who is not already party to this Agreement unless the proposed transferee has executed under seal in favour of and delivered to the Company a Deed of Adherence in the form set out in the Second Schedule whereby the transferee agrees to be bound by this Agreement as if he had been party to it.

7.5          Effect of transfer in breach.  Any transfer or purported transfer made otherwise than in accordance with the provisions of this Agreement or the Articles, shall be void and of no effect whatsoever and the Company and each of the Shareholders shall procure that the Board shall not register the same.

7.6          Group Transfers.  Subject to Clause 7.3 and without prejudice to Clause 7.2(a), subject to the prior consent of the remaining shareholders, such consent not to be unreasonably withheld, a shareholder shall have the right to transfer any Shares (including any shares of any class) held by it in the Company to any Affiliate but in the event that such a transferee ceases to be an Affiliate of the transferor, the transferee must immediately transfer such Shares (or shares of any class) to the transferor or to an Affiliate of the Transferor, failing which the transferee shall be deemed to have served a Transfer Notice in respect of such Shares (or shares).

7.7          Waiver of Pre-emption Rights.  Each of the parties hereto hereby waives any preemption rights to which he may be entitled (whether under the Articles of Association or otherwise) in respect of the transfer of any shares in the Company pursuant to Clause 7.6.

8.             DIVIDEND POLICY

8.1          The Company shall, subject to compliance with the Companies Acts, annually (unless the Board agrees otherwise), return by way of dividend to the Shareholders or their nominees, 100% (one hundred per cent) of the Net Profit of the Company in the proportions set out in the Third Schedule (“Dividend”).

8.2          The parties hereto agree that, in addition to the Dividend detailed in Clause 8.1, any other income after taxes of the Company shall, subject to compliance with the Companies Acts, be returned by way of further dividend to the Shareholders as the Board may decide.

9.             WARRANTIES

9.1         Each party hereby represents, warrants to and undertakes in favour of the other parties that:-

(a)           it has the requisite power and authority to enter into and perform this Agreement and any (if any) other documents which are to be executed by the relevant party at Completion (in each case, the “Party’s Completion Documents”);

(b)           this Agreement constitutes and the Party’s Completion Documents will, when executed by the relevant party (or its lawfully appointed attorney), constitute binding obligations of the relevant party in accordance with their respective terms; and

(c)           the execution and delivery of, and the performance by each party of its obligations under this Agreement and the Party’s Completion Documents will not:-

(i)            result in a breach of any provision of the Memorandum or Articles of Association (or equivalent constitutional documents of that party);

(ii)           result in a breach of, or constitute a default under, any instrument to which that party is a party or by which that party is bound;

(iii)          result in a breach of any order, judgment or decree of any court or governmental agency to which that party is a party or by which that party is bound; or

(iv)          require that party to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof, both on an unconditional basis and on a basis which cannot be revoked.

10.          DURATION AND TERMINATION

10.1        This Agreement shall come into force on Completion and, subject to the following provisions of this Clause, shall continue in full force and effect as regards each party hereto:-

(a)          until the passing of a resolution to wind up the Company or upon an order being made that the Company be wound up;

(b)         until an encumbrance takes possession or a Receiver is appointed over any of the property or assets of the Company or an Examiner is appointed to the Company;

(c)          until the Company ceases to carry on the Business; or

(d)         until such time as a party to this Agreement ceases to hold Shares in the capital of the Company at which time the Agreement will be deemed to be terminated against the party disposing of all its shares but thereafter shall continue as regards each remaining party hereto unless terminated by agreement in writing by all such remaining parties.

10.2        The following constitute or shall be deemed to constitute an Event of Default by any of the Shareholders:-

(a)          an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that Shareholder (or, if applicable, its Holding Company);

(b)         a Shareholder makes any voluntary arrangement with its creditors (in a situation that includes insolvency of that Shareholder);

(c)          a Shareholder enters into liquidation (except for the purposes of an amalgamation, reconstruction or other re-organisation while still solvent and in such a manner that the company resulting from the re-organisation effectively agrees to be bound by or to assume the obligations imposed on that party under this Agreement and such reconstruction does not cause any loss to the Company);

(d)         a Shareholder becomes bankrupt or there is any Change of Control in a Shareholder; or

(e)          the provisions of clauses 10.2(b) to 10.2(d) shall apply equally to the Departing Shareholder as well as Energenics Pte Limited, and such shareholder shall be referred to as a “Defaulting Shareholder”.

10.3        For the purpose of Clause 10.2(a), a breach shall be considered capable of remedy if the Defaulting Shareholder can comply with the provision in question in all respects other than as to the original time of performance of that provision.

10.4        In the event that the Defaulting Shareholder fails to remedy such Event of Default (if capable of remedy) to the reasonable satisfaction of the other non-defaulting shareholder within 30 days of being given notice to do so, the non-defaulting shareholder shall be deemed to have been appointed the attorney of the Defaulting Shareholder with full power at its option to execute, complete and deliver in the name of and on behalf of the Defaulting Shareholder the transfer, for Fair Value, of the entire shareholding of the Defaulting Shareholder to the non-defaulting Shareholder or its nominee).  Any such transfer shall be free from Encumbrances.

10.5        The Defaulting Shareholder agrees that he will, on the transfer of its shares in the Company pursuant to the terms hereof, confirm in writing that those shares are being transferred free from any charge, Encumbrance or lien of any kind whatsoever and with all rights attaching thereto.

11.          CONFIDENTIALITY

11.1        No publicity.  Subject to Clause 11.2, no Shareholder may make a public announcement relating to this Agreement without first getting the written consent of the other Shareholders.  Shareholders are not to withhold their consent unreasonably.

11.2        Publicity required by law or court.  A Shareholder or its Affiliate may make a public announcement relating to this Agreement if such disclosure is required by law, an order of a court of competent jurisdiction or by stock exchange rules.

11.3        Use of Confidential Information.  Each Shareholder (for this Clause, “Recipient”) agrees in relation to Confidential Information of another Shareholder or of the Company (for this Clause, “Owner”):-

(a)           to use the Confidential Information only for the purposes of the Business; and

(b)           to keep that Confidential Information confidential and not disclose it or allow it to be disclosed to any third party except:

(i)            with the consent of the Owner;

(ii)           with the consent of the Company and the Shareholders with respect to Confidential Information of the Company; or

(iii)          to officers, employees and consultants or advisers of the Recipient and the Recipient’s Related Companies who have a need to know (and only to the extent that each has a need to know) and are aware that the Confidential Information must be kept confidential, and the Shareholders must take or cause to be taken reasonable precautions necessary to maintain the secrecy and confidentiality of the Confidential Information.

11.4        Exclusions.  The obligations of confidentiality under this Agreement do not extend to information that (whether before or after this Agreement is executed):-

(a)           is disclosed to a Recipient under or in relation to this Agreement but at the time of disclosure is rightfully known to or in the possession or control of the Recipient and not subject to an obligation of confidentiality on the Recipient;

(b)           is public knowledge (otherwise than as a result of a breach of this Agreement); or

(c)           is required by law to be disclosed and the Recipient required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure and to limit, as far as reasonably possible, the extent of the disclosure.

11.5        Continuing obligations.  On ceasing to be a Shareholder or on the termination of this Agreement each Shareholder must:-

(a)           continue to keep confidential all Confidential Information of each other Shareholder and the Company; and

(b)           at each Owner’s option, return to that Owner or destroy and certify the destruction of that Owner’s Confidential Information.

11.6        Survives termination.  The rights and obligations of the Shareholders set out in this Agreement with respect to Confidential Information will survive termination of this Agreement and are unlimited in time.

12.          RELATIONSHIP BETWEEN THE SHAREHOLDERS

12.1        No agency or partnership.  Nothing in this Agreement is to be treated as creating:-

(a)           a partnership between the Shareholders (or any of them) and the Company; or

(b)           a relationship of principal and agent between the Shareholders or between the Shareholders (or any of them) and the Company.

13.          RELATIONSHIP BETWEEN THE SHAREHOLDERS AND THE COMPANY

13.1        Each party agrees to:-

(a)           exercise all its rights, powers and remedies in relation to the Company in a way that gives effect to the terms of this Agreement;

(b)           cause all votes that may be cast either by it or by any other person under its control or influence at general meetings of the Company to be cast in a way that gives effect to the terms of this Agreement; and

(c)           (Insofar as each party can) procure that the directors of the Company shall cast all votes that may be cast at meetings of the Board in a way that gives effect to the terms of this Agreement.

14.          RELATIONSHIP BETWEEN THIS AGREEMENT AND THE ARTICLES OF ASSOCIATION

14.1        Agreement and Articles of Association to be read together.  The Shareholders agree that the instruments that govern the relationship amongst themselves and between themselves and the Company are this Agreement and the Articles of Association and it is intended that this Agreement and the Articles of Association be read together.

14.2        Agreement prevails.  As between the Shareholders, if there is any inconsistency (whether expressly referred to or to be implied from this Agreement or otherwise) between the provisions of this Agreement and those of the Articles of Association, the Articles of Association shall be read subject to this Agreement and the provisions of this Agreement shall prevail to the extent of the inconsistency.

14.3        Shareholders’ undertaking.  Each Shareholder undertakes with each other Shareholder to:

(a)           exercise all rights, powers and remedies under the Articles of Association so as to give full force and effect to the terms of this Agreement; and

(b)           observe and comply fully and properly with the Articles of Association to the intent and effect that the Articles of Association will be enforceable by the Shareholders amongst themselves and in whatever capacity.

15.          RE-ORGANISATION

Each of the Shareholders agree that if it is subsequently decided by those of the Shareholders holding more than 50% of the voting issued Ordinary Shares of the Company to establish a Holding Company for the Company then, in such circumstances, each of the Shareholders shall transfer to any such Holding Company his/its entire holding of shares in the Company in exchange, on a pro-rata basis, for shares in the said Holding Company and each of the Shareholders confirm, acknowledge, accept and agree that the provisions of this Agreement shall apply to, and govern, their relationship as shareholders in the Holding Company.

16.          NOTICES

16.1        Notices or other communications given pursuant to this Agreement by any party to this Agreement to any other party to this Agreement shall be in writing and shall be sufficiently given:-

(a)           if delivered by hand or sent by post to the address set forth herein of the party to which the notice or communication is being given or to such other address as such party shall communicate to the party giving the notice or communication; or

(b)             if sent by facsimile or other electronic means of visible reproduction to the correct facsimile or electronic mail number of the party to which it is being sent.

16.2        Any notice, or communication, given or sent by post hereunder, shall be sent by registered post.

16.3        Any party serving a notice or making a communication by facsimile or other means of visible electronic reproduction shall promptly confirm such notice or communication by telephoning the party to whom it is addressed but the absence of such confirmation shall not affect the validity of any such notice or communication.

16.4        Every notice or communication given in accordance with this Section shall be deemed to have been received as follows:-

Means of Dispatch	Deemed Received

Delivery by hand or courier	The day of delivery;

Facsimile or other means of delivery	At the visible electronic reproduction provided that no delivery error message was subsequently received by the Party making the notice,

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to have been given or made outside working hours (being 9.00 a.m. to 5.00 p.m. on a Business Day) such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

16.5                        The relevant addressee, address and facsimile number of each Party for the purposes of this Agreement, subject to notification of change under this Clause are:-

NAME OF PARTY	ADDRESS/FAX NUMBER

(a) O2Diesel Europe	Attn: Mr. Alan Rae c/o O2Diesel Corp. 100 Commerce Drive Suite 301, Newark, DE 19713 Fax: +1 (3O2) 266-7076

(b) O2Diesel Asia Limited	Attn: Mr. Alan Rae O2 Diesel Corp. 100 Commerce Drive Suite 301, Newark, DE 19713 Fax: +1 (3O2) 266-7076

And

Attn: Ronen Hazarika c/o Energenics Holdings Pte Limited 7 Temasek Boulevard #04-01A Suntec Tower One Singapore 038987 Fax: +65 6415 1656

(c) Energenics Holdings Pte Limited	Attn: Ronen Hazarika 7 Temasek Boulevard #04-01A Suntec Tower One Singapore 038987 Fax: +65 6415 1656

16.6                        A Party shall notify the other of a change in its name, relevant address, address, telephone number or facsimile number for the purposes of this Clause 16.5.  Such notification shall only be effective on:

(a)                                  the date specified in the notification as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

17.                               DISPUTES

17.1                        In the event of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the parties shall first seek settlement of that dispute by mediation in accordance with the London Court of International Arbitration (LCIA) Mediation Procedure, which procedure is deemed to be incorporated by reference into this clause.

17.2                        If the dispute is not settled by mediation within 30 days of the commencement of the mediation, or such further period as the parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

17.3                        The language to be used in the mediation and in the arbitration shall be English.

17.4                        The governing law of the contract shall be the substantive law of Ireland.

17.5                        In any arbitration commenced pursuant to this clause,

(a)                                  the number of arbitrators shall be 3; and

(b)                                 the seat, or legal place, of arbitration shall be London.

18.                               GENERAL

18.1                        Assignment.  Subject to the provisions of Clause 7.6, this Agreement shall not be assignable by any party hereto without the prior consent in writing of the other parties and in accordance with the terms of this Agreement.

18.2                        Entire Agreement.  This Agreement and the Schedules (each of which shall be deemed to form part hereof) set out the whole understanding of the parties hereto in respect of the transaction dealt with herein and supersede any prior agreement and may be amended only by a written instrument executed by all the parties hereto.

18.3                        Completeness of Documentation.  The parties hereby covenant with each other that they will perform such acts and execute such deeds and documents and do all such things as may be required to give effect to the provisions of this Agreement provided that where any cost or expense is reasonably incurred in the completion of such deeds and documents the costs or expenses shall be borne by the party requesting the execution of same.

18.4                        Successors and Assigns.  This Agreement shall enure for the benefit of and be binding on the respective successors in title and permitted assigns of each of the parties.

18.5                        Waiver.  The rights of each party shall not be prejudiced or restricted by any forbearance or indulgence extended to any other party and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

18.6                        Severability.  If any of the provisions of this Agreement are found by a court or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from the Agreement and the remaining provisions of this Agreement shall continue in full force and effect.  Notwithstanding the foregoing the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable.

18.7                        Manner of Execution.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile transmission) each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument provided always that this Agreement shall not be effective until each party has executed and dated at least one counterpart.

18.8                        Business Days.  If any action or duty to be taken or performed under any of the provisions hereof would, apart from the provisions of this Clause, fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such date.

18.9                        Costs.  Each party to this Agreement shall pay its own costs, charges and expenses incurred in the preparation, negotiation, execution, completion and implementation of this Agreement (and the documents referred to herein), save that the cost of incorporation of the Company and any stamp duty payable by the New Shareholder in respect of the Transfer shall be borne equally by the Shareholders.

19.                               INDEPENDENT LEGAL ADVICE

Each of the Shareholders acknowledges that they have the right to take independent legal advice and that they understand the effect and implications of this Agreement and every part thereof.  Each of the Shareholders further acknowledges that they have entered into this Agreement without any coercion of any description.

20.                               GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Ireland.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first herein written.

ANNEXURE A

MEMORANDUM AND ARTICLES OF ASSOCIATION

FIRST SCHEDULE

PARTICULARS IN RELATION TO THE COMPANY

Registered Number:	444569

Registered Office:	3 Burlington Road, Dublin 4, Ireland

Date of Incorporation:	13 August, 2007

Annual Return Date:	13 February, 2008

Directors:	Alan Rae Ronen Hazarika

Secretary:	David Shipman

Authorised Capital:	€ 100,000,000 divided into 100,000,000 Ordinary Shares of €1.00 each

Issued Capital:	100 Ordinary Shares of €1.00 each

Shareholders:	O2 Diesel Europe Limited Energenics Holdings Pte Limited

Charges, Mortgages:	Nil

SECOND SCHEDULE

DEED OF ADHERENCE

By this Deed of Adherence I/We [•] of [•] having my address/our registered office at [•] intending to become a shareholder of O2Diesel Asia Limited (the “Company”) in respect of [number and class of shares] in the capital of the Company (the “Shares”) hereby agree[s] with the Company and each of its shareholders to comply with and to be bound by all of the provisions of a certain Share Subscription and Shareholders Agreement dated [•] between a list of persons referred to therein as therein as the “Existing Shareholder”, the “New Shareholders” and the Company (the “Agreement”) a copy of which has been delivered to me/us and which I/we have initialed and attached hereto for identification in all respects as if I/We was/were a party/parties to such agreement and named therein as a party/parties thereto of the same part/parts as the proposing transferor [name] of the Shares.

IN WITNESS whereof I/We have executed this Deed under Seal on the [•] day of [•]

SIGNED SEALED AND DELIVERED	)
by the said	)
in the presence of:-)

or

PRESENT when the Common Seal	)
of	)
was affixed hereto:-of	)

Director

Director/Secretary

THIRD SCHEDULE

1                                All Dividends declared by the Company shall be divided between the New Shareholder and the Existing Shareholder in the proportions set out in the table below.

2                                For the avoidance of doubt, the division of dividends between the parties shall be determined by reference to the aggregate gross volume of the Licensed Product (as defined in the O2 Diesel Europe Licence) sold in the relevant year by the Departing Shareholder and paid for by Energenics Pte Ltd pursuant to the terms of a Supply & Distributorship Agreement dated 15 September 2006.

3                                For the purposes of determining the aggregate gross volume of Licensed Product sold in the relevant year, the parties agree that the figure stated as the gross volume in each of the relevant invoices issued by the Departing Shareholder with respect to which payment has been received shall be conclusive.

4                                In the event the New Shareholder achieves sales of the Licensed Product of the volumes set out in Column I below, it shall receive the corresponding percentage dividend as set out in Column II with the balance of the Dividend payable to the Existing Shareholder in the corresponding percentage as set out in Column III.

5                                Payment of the dividend by the Company shall only be made to the extent that payment of the invoice by Energenics Pte Ltd has been made to the Departing Shareholder.

I	II		III
Aggregate Annual Volume of Licensed Product sold by the Existing Shareholder (in litres)	Percentage Dividend payable by the Company to the New Shareholder on Aggregate Annual Volume		Percentage Dividend payable by the Company to the Existing Shareholder on Aggregate Annual Volume

For sales up to *	*	%	*	%

Between * and *	*	%	*	%

Between * and *	*	%	*	%

Between * and *	*	%	*	%

Between * and *	*	%	*	%

Any amount greater than *	*	%	*	%

6                                The volumes above are defined as applying to a Treat-rate of * parts per million.  If the Treat-rates are adjusted downwards, i.e., below * ppm, then the volume applicable will be adjusted downward on a pro rata basis.

7                                The “Treat-rate” for the purposes of this Schedule shall mean the volume of the Licensed Product required to stabilize one blended unit of ethanol diesel fuel.

PRESENT when the Common Seal of	)	/s/ David Shipman
O2 DIESEL EUROPE LIMITED	)	Director
was affixed hereto:-)
	)	/s/ Alan Rae
Director/Secretary

SIGNED by [ ]
on behalf of ENERGENICS HOLDINGS
PTE LIMITED	/s/ Ronen Hazarika
being duly authorised

PRESENT when the Common Seal of	)	/s/ David Shipman
O2 DIESEL ASIA LIMITED	)	Director
was affixed hereto:-)
	)	/s/ Alan Rae
Director/Secretary